Exhibit 99.1

Investor Contact: Kevin G. O’Brien VP, Investor Relations 614 677-5331 Media Contact: Bryan Haviland Public Relations Officer 614 677-7767

April 28, 2003

Nationwide Financial Reports First Quarter Results

Investment losses impact net income while sales and net flows surge

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported net income of $72.0 million, or $0.47 per diluted share, for the first quarter of 2003, compared with $105.9 million, or $0.82 per diluted share in the first quarter of 2002. First quarter 2003 net income included after-tax net realized investment losses of $34.6 million, or $0.23 per diluted share, compared to $3.1 million, or $0.03 per diluted share, a year ago. Included in the first quarter 2003 investment losses were $16.6 million of after-tax impairments, or writedowns, related to airline industry fixed income securities and $10.0 million of after-tax impairments on equity investments.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called net operating income, which we believe enhances the understanding and comparability of our performance by highlighting the results from continuing operations and the underlying profitability drivers of our business. See Exhibit 3 for a full description of non-GAAP financial measures included in this earnings announcement.

	Three months ended March 31
	2003		2002
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating income	$106.6	$0.70	$106.8	$0.83
Net realized losses on investments, hedging instruments and hedged items, net of tax (excluding net realized gains and losses related to securitizations)	(34.6)	(0.23)	(3.1)	(0.03)
Discontinued operations, net of taxes	—	—	2.2	0.02

Net income	$72.0	$0.47	$105.9	$0.82

Net operating income was $106.6 million, or $0.70 per diluted share, compared to $106.8 million, or $0.83 per diluted share, a year ago. The sustained weakness in the equity markets continues to suppress asset fees and has increased Guaranteed Minimum Death Benefit (GMDB) expenses. Partially offsetting these effects were increased interest spread income from our general account businesses, as well as strong growth in life insurance earnings.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2003 earnings — 2

First quarter 2003 diluted weighted average shares outstanding were 151.9 million up 22.7 million shares from the year-ago levels. The key driver of the increase in shares outstanding was the completion of the Nationwide Provident transaction in October of 2002.

“The operating environment in the retirement savings markets remains very challenging as the combination of low interest rates, weak equity markets and a sluggish economy continue to pressure earnings growth,” said W. G. Jurgensen, chairman and chief executive officer. “Our first quarter investment losses, although higher than we have experienced over the past several quarters, remain manageable and compare favorably to our industry peers. The quality and diversification of our investment portfolio remain very high.”

“During the quarter we took a number of steps, including the elimination of over 100 positions across Nationwide Financial, to help offset the impact of the operating environment on our financial performance,” Jurgensen added. “Despite the challenging environment, we were still able to post very strong sales and net flows in the quarter, demonstrating the strength in our business model and the solid growth opportunities that exist in our markets.”

Total sales of $4.6 billion were 5 percent higher than a year ago and 17 percent higher than the fourth quarter of 2002. Leading the improvement were robust individual variable annuity sales of $1.4 billion, 17 percent higher than a year ago and 9 percent above the fourth quarter. Sales of individual variable annuities were very strong in the financial institutions channel, reaching $546.8 million in the quarter, or 72 percent higher than a year ago. The financial institutions channel is now our largest source of both variable and fixed annuity production. Life insurance sales also experienced strong growth as sales increased 11 percent to $554.8 million, driven by the addition of Nationwide Provident.

Total net flows, or customer deposits net of withdrawals, of $1.8 billion in the first quarter of 2003 were 25 percent ahead of a year ago and 61 percent ahead of the fourth quarter of 2002. Net flows in the institutional segment were $640.4 million in the first quarter, up sharply from $365.4 million reported a year ago, as the combination of increased new deposits and lower withdrawal activity in both the public and private sector pension businesses contributed to the improvement.

Operating revenues, which exclude realized gains and losses on investments not related to securitizations, increased 26 percent to $988.9 million from $785.0 million in the prior year. The addition of Nationwide Provident, which contributed $146.4 million of revenues in the quarter, combined with an increase in net investment income from the growth in general account assets, drove the revenue increase.

Total assets as of March 31, 2003 were $97.9 billion, up 2 percent from $95.6 billion as of year-end 2002. Included in the current period total assets were $48.9 billion in assets held in separate accounts, down 3 percent from $50.3 billion as of year-end 2002.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2003 earnings — 3

Shareholders’ equity was $4.5 billion, or $29.89 per share, as of March 31, 2003, compared to $4.4 billion, or $29.25 per share, as of year-end 2002. Excluding other comprehensive income, shareholders’ equity was $4.1 billion, or $26.97 per share, as of March 31, 2003, versus $4.0 billion, or $26.62 per share, as of year-end 2002. Operating return on average equity was 10.5 percent for the quarter compared to 13.0 percent a year ago.

Segment Results

Nationwide Financial reports its results in three business segments: individual annuity, institutional products and life insurance. A discussion of the results for each segment follows.

Individual Annuity

(in millions)	March 31
	2003	2002	Change
Pre-tax operating income	$37.9	$53.3	(29)%
Operating revenues	346.3	288.3	20%
Net flows (deposits less withdrawals)	733.2	627.8	17%
Account values	41,134.5	43,086.7	(5)%

Operating results: Pre-tax operating income declined from a year ago as higher interest spread income was more than offset by lower policy charges, increased policy benefits and general operating expenses.

Growth in interest spread income was driven by a 56 percent increase in average general account assets, the result of growth in the individual fixed annuity business as well as increased customer allocations to the general account investment options in individual variable annuities. In the first quarter, 58 percent of new individual variable annuity deposits were allocated to these investment options. Although interest spread income was higher, interest spread margins compressed during the quarter. The current interest rate environment has limited the ability to adjust crediting rates due to the interest rate floors contained in annuity contracts. Interest spread margins of 169 basis points in the first quarter compared to interest spread margins of 203 basis points a year ago. Included in the current quarter were 5 basis points, or $1.9 million, of prepayment income on mortgage loans and bonds compared to 3 basis points, or $0.7 million, a year ago.

The sustained weakness in the equity markets has affected this segment in a number of ways. Primarily, the equity market decline has decreased customer assets under management and related asset fees and policy charges. In addition, policy benefits expense has been driven higher by GMDB claims and reserve activity. GMDB exposure, as measured by the difference between the current contractual death benefit and account value net of reinsurance, increased during the quarter from $3.1 billion at year-end 2002 to $3.4 billion at March 31, 2003. As a result of the increase in exposure and claims activity, reserves were strengthened on a GAAP basis by $12.0 million to meet our current estimate for future net claims in excess of fees. Total GMDB reserves at quarter end were $20.7 million on a GAAP basis and $151.3 million on a statutory basis.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2003 earnings — 4

Segment profitability, as measured by pre-tax operating income to average account values, was 37 basis points in the quarter compared to 50 basis points a year ago as narrower interest spreads and increased GMDB expenses have affected adversely margins.

Sales: First quarter individual annuity sales of $2.0 billion were 14 percent higher than a year ago and 11 percent above the fourth quarter. Variable annuity sales of $1.4 billion were 17 percent higher than a year ago and 9 percent ahead of the fourth quarter of 2002, driven by strong growth in the financial institutions channel. Fixed annuity sales of $616.5 million increased 9 percent compared to a year ago and 15 percent versus the fourth quarter of 2002.

“I am very pleased with the significant sales growth achieved in individual variable annuity sales this quarter,” said Joseph J. Gasper, president and chief operating officer. “We are optimistic that this momentum will carry through the balance of the year as we roll out new variable annuity products and continue to enhance our distribution capabilities.”

Institutional Products

(in millions)	March 31
	2003	2002	Change
Pre-tax operating income	$50.1	$58.5	(14)%
Operating revenues	272.7	270.1	1%
Net flows (deposits less withdrawals)	640.4	365.4	75%
Account values	55,554.1	51,085.5	9%

Operating results: Pre-tax operating income was 14 percent lower compared to a year ago as increased interest spread and other income was offset by lower policy charges, higher general expenses and amortization of policy acquisition costs.

Interest spread income increased 8 percent from the prior year and was driven by 16 percent growth in average general account assets. The continued growth in medium-term notes and increased allocations of customer funds to general account investment options fueled asset growth in the quarter. Interest spread margins were 194 basis points in the quarter compared to 210 basis points a year ago. Included in the current quarter were 7 basis points, or $2.6 million, of prepayment income on mortgage loans and bonds compared to 10 basis points, or $3.1 million, a year ago.

Segment profitability, as measured by pre-tax operating income to average account values, was 36 basis points in the quarter compared to 44 basis points a year ago. The addition of the $4.9 billion State of New York defined contribution account at the end of the quarter skewed segment profitability this quarter. Excluding the impact of this case, segment profitability was 40 basis points in the quarter.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2003 earnings — 5

Sales: First quarter institutional products sales were $2.0 billion or 3 percent lower than a year ago and 18 percent higher than the fourth quarter. Private sector pension sales of $1.4 billion declined 8 percent from a year ago as the weak equity markets have driven the average case size lower for new plans. Additionally, included in the prior year was $165 million from two large plans, skewing the current comparison Public sector pension sales of $657.5 million were 9 percent higher than a year ago. Sales reflect increased rollover activity into existing accounts, as pension reform legislation implemented a year ago expanded the portability of public sector plan assets.

Life Insurance

(in millions)	March 31
	2003	2002	Change
Pre-tax operating income	$63.2	$40.7	55%
Operating revenues	343.1	214.8	60%
Policy reserves	12,257.3	8,520.7	44%
Life insurance in-force	108,191.4	72,576.2	49%

Operating results: Pre-tax operating income of $63.2 million in the current quarter was 55 percent higher than a year ago, as $17.0 million of operating income from the Nationwide Provident transaction helped drive the strong earnings growth. Increased cost of insurance charges, interest spread income and fee income from TBG Financial (our specialty life producer), were offset by higher mortality and general operating expenses. Excluding Nationwide Provident, operating income increased 14 percent compared to a year ago as the core life insurance business continues to exhibit solid earnings growth.

Investment life earnings of $40.6 million in the quarter were up sharply from the $21.6 million reported a year ago. A growing block of variable life products coupled with the addition of Nationwide Provident drove the growth. Fixed life earnings of $22.6 million increased 18 percent compared to a year ago driven by the addition of Nationwide Provident.

Sales: First quarter sales of life insurance products totaled $554.8 million, 11 percent ahead of a year ago and 42 percent higher than the fourth quarter. Variable life sales of $184.1 million improved 45 percent from the prior year as Nationwide Provident added $70.2 million in sales during the quarter. Corporate owned life insurance (COLI) sales declined 17 percent from the prior year as the current economic and legislative environment continues to impact the market for non-qualified deferred compensation programs.

Business Outlook

The information provided below incorporates certain forward-looking statements, is based on current business conditions, and incorporates a range of possible results that are intended to illustrate the sensitivity of our revenue and earnings to these factors.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2003 earnings — 6

Full year 2003 net operating income per share should be within a range of $2.70 to $2.90 if interest spread margins are in a range of 145 to 150 basis points in the individual annuity segment and 170 to 175 basis points in the institutional products segment and if the equity markets and the related performance of our separate account assets achieve a return of 0 to 2 percent per quarter for the balance of 2003. Utilizing the same equity market and interest spread assumptions, revenue growth should be within a range of 18 to 20 percent, and return on equity should be within a range of 10 to 11 percent for the year.

To the extent that actual interest spreads and equity market performance varies from levels indicated in our business outlook, our results will vary accordingly. Additionally, our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on this earnings announcement and our Web site for Nationwide Financial’s current expectations on matters covered, unless the Company publishes a notice stating otherwise.

Earnings Conference Call

Nationwide Financial will host a conference call on Tuesday April 29, 2003 from 11:00 a.m. to 12:00 p.m. EST to discuss the first quarter 2003 results. To participate in the call, dial 1-630-395-0030 and enter the conference code NFS. Please dial into the call 10-15 minutes early to facilitate timely connection. A simultaneous Web cast of the call will also be available from the investor relations section of the Company’s Web site at www.nationwidefinancial.com.

Anyone unable to participate in the call can listen to a replay starting at 2:00 p.m. EST April 29, 2003 through 5:00 p.m. EST May 6, 2003 by dialing 1-402-220-9734. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the Company has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the second quarter of 2003, the quiet period will be July 7, 2003, through July 28, 2003.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 63 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country’s 11th-largest life insurer based on admitted assets. To obtain investor materials, including the Company’s 2002 annual report to shareholders, Annual Report on Form 10-K and other corporate announcements, please visit our Web site at www.nationwidefinancial.com.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2003 earnings — 7

Forward Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) change in Nationwide’s control of the Company through its beneficial ownership of 94.5% of the combined voting power of all the outstanding common stock and 63.0% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the stock markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs, and/or value of business acquired, reduction in the value of the Company’s investment portfolio or separate account assets or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xv) failure to successfully integrate Nationwide Provident into NFS; and (xvi) adverse litigation results or resolution of litigation and/or arbitration.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 1 to First Quarter 2003 Earnings Announcement

Nationwide Financial Services, Inc.

Consolidated Statements of Income

	Quarters Ended March 31,
($ in millions, except per share data)	2003	2002
Revenues
Policy charges	$274.5	$256.9
Life insurance and immediate annuity premiums	111.0	60.7
Net investment income	548.6	443.6
Other income	54.8	23.8

Total operating revenues	988.9	785.0

Benefits and Expenses
Interest credited	344.0	297.8
Life insurance and annuity benefits	154.0	72.5
Policyholder dividends	26.4	11.7
Amortization of deferred policy acquisition costs	83.8	84.8
Amortization of value of business acquired	10.6	—
Other operating expenses	204.9	157.2
Interest expense on debt and trust securities	22.7	16.7

Total benefits and expenses	846.4	640.7

Pre-tax operating income	142.5	144.3

Federal income tax expense	35.9	37.5

Net operating income	106.6	106.8
Net realized losses on investments, hedging instruments and hedged items, excluding securitizations, net of taxes	(34.6)	(3.1)
Income (loss) from disc. operations, net of taxes	—	2.2

Net income	$72.0	$105.9

Diluted Earnings Per Share

Net operating income	$0.70	$0.83
Net realized losses on investments, hedging instruments and hedged items, excluding securitizations, net of taxes	(0.23)	(0.03)
Income from discontinued operations, net of taxes	—	0.02

Net income	$0.47	$0.82

Weighted average shares outstanding
Basic	151.8	128.9

Diluted	151.9	129.2

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 2 to First Quarter 2003 Earnings Announcement

Nationwide Financial Services, Inc.

Consolidated Balance Sheets

($ in millions, except for per share data)	March 31, 2003	December 31, 2002
Assets
Investments:
Fixed maturity securities, at fair value	$29,754.6	$27,754.2
Equity securities, at fair value	118.5	134.7
Mortgage loans on real estate, net	8,505.3	8,486.5
Real estate, net	137.3	145.6
Policy loans	996.8	986.4
Other long-term investments	200.0	205.0
Short-term investments	2,726.3	1,420.1

Total investments	42,438.8	39,132.5
Cash and cash equivalents	37.0	21.7
Accrued investment income	438.8	402.4
Deferred policy acquisition costs	3,111.4	3,026.9
Value of business acquired	541.4	569.3
Other intangible assets	58.7	58.7
Goodwill	399.8	399.4
Other assets	1,945.7	1,601.1
Assets held in separate accounts	48,894.7	50,348.3

Total assets	$97,866.3	$95,560.3

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$38,084.6	$36,274.3
Short-term debt	3.6	2.7
Long-term debt	1,095.9	897.6
Other liabilities	4,949.8	3,294.1
Liabilities related to separate accounts	48,894.7	50,348.3

Total liabilities	93,028.6	90,817.0

Company-obligated mandatorily-redeemable capital and preferred securities of subsidiary trusts	300.0	300.0

Shareholders’ equity:
Class A common shares	0.6	0.6
Class B common shares	1.0	1.0
Additional paid-in capital	1,606.7	1,606.8
Retained earnings	2,740.6	2,688.4
Accumulated other comprehensive income	443.9	400.3
Treasury stock	(247.7)	(245.1)
Other	(7.4)	(8.7)

Total shareholders’ equity	4,537.7	4,443.3

Total liabilities and shareholders’ equity	$97,866.3	$95,560.3

Book Value per Share
Including other comprehensive income	$29.89	$29.25

Excluding other comprehensive income	$26.97	$26.62

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to First Quarter 2003 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial also analyzes operating performance using the following non-GAAP financial measures. The non-GAAP financial measures below appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments not related to securitizations, hedging instruments and hedged items.

Pre-tax operating income is calculated by adjusting income from continuing operations before federal income taxes and cumulative effect of adoption of accounting principles, if any, to exclude net realized gains and losses on investments not related to securitizations, hedging instruments and hedged items. Pre-tax operating income is a GAAP financial measure as it relates to the individual annuity, institutional products and life insurance segments, as this is the level at which management evaluates operating results for these segments.

Net operating income is calculated by adjusting net income to exclude net realized gains and losses on investments not related to securitizations, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax.

Net operating income per diluted share is calculated by adjusting net income to exclude net realized gains and losses on investments not related to securitizations, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax and dividing the result by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating income and dividing by average shareholders’ equity excluding other comprehensive income.

Sales are primarily comprised of statutory premiums and deposits on individual and group annuities and life insurance products sold to a diverse customer base. Statutory premiums and deposits are calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and then adjusted to arrive at sales. Sales also include deposits on administration-only group pension plans.

Sales are stated net of internal replacements, which in Nationwide Financial’s opinion provides a more meaningful disclosure of sales. In addition, sales exclude: funding agreements issued under Nationwide Financial’s medium-term note program; large case bank-owned life insurance (BOLI); large case pension plan acquisitions; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, they do not produce steady production flow that lends itself to meaningful comparisons and are therefore excluded from sales.

Book value per share excluding other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Use of Non-GAAP Measures in Practice

Operating revenues, pre-tax operating income, net operating income, net operating income per diluted share, operating return on average equity, book value per share excluding other comprehensive income or similar measures are commonly used in the insurance industry as a measure of ongoing earnings performance. Sales or similar measures are commonly used in the insurance industry as a measure of business generated during the reporting period.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, pre-tax operating income, net operating income, net operating income per diluted share, operating return on average equity and book value per share excluding other comprehensive income should not be viewed as substitutes for total revenues, income from continuing operations before federal income taxes, net income, net income per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes net realized gains and losses on investments not related to securitizations, hedging instruments and hedged items, net of tax, from these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles from net operating income, if any; as such adjustments are not reflective of the continuing operations of Nationwide Financial’s business.

Sales should not be viewed as a substitute for revenues determined in accordance with GAAP. Sales generate customer funds managed and administered, which ultimately drive revenues. Revenues are generated from both current and previous sales that are in-force during part of the reporting period and are reported as policy charges, life insurance premiums, net investment income and other revenues. Because revenues are generated primarily based on charges against the in-force or surrendering contracts based on a fraction of the value of the contract and sales relate primarily to the amount of premiums and deposits received in a period, Nationwide Financial does not believe a reconciliation of these amounts would be meaningful.

In addition, Nationwide Financial believes that the presentation of sales as measured for management purposes enhances the understanding of Nationwide Financial’s business and helps depict trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. A reconciliation of sales to a comparative GAAP financial measure has not been provided because Nationwide Financial does not believe there is a similar GAAP financial measure as it relates to its industry. Page one of the earnings announcement includes a reconciliation of net operating income to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating income per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly project realized gains and losses on investments, excluding net realized gains and losses related to securitizations, hedging instruments and hedged items (realized gains and losses). Realized gains and losses represented ($0.23) per weighted average diluted share in the first quarter of 2003 and ranged from $0.09 to ($0.44) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

			Three months ended March 31
(in millions)			2003	2002
Operating revenues			$988.9	$785.0
Net realized losses on investments, hedging instruments and hedged items, (excluding net realized gains and losses related to securitizations)			(53.3)	(4.7)

Revenues			$935.6	$780.3

Pre-tax operating income to income from continuing operations before federal income taxes
			Three months ended March 31
(in millions)			2003	2002
Pre-tax operating income			$142.5	$144.3
Net realized losses on investments, hedging instruments and hedged items, (excluding net realized gains and losses related to securitizations)			(53.3)	(4.7)

Income from continuing operations before federal income taxes			$89.2	$139.6

Book value per share excluding other comprehensive income (OCI) to book value per share

	As of March 31, 2003		As of December 31, 2002
(in millions, except per share data)	Amount	Per share	Amount	Per share
Total equity, excluding other comprehensive income	$4,093.8	$26.97	$4,043.0	$26.62
Accumulated other comprehensive income	443.9	2.92	400.3	2.64

Total equity	$4,537.7	$29.89	$4,443.3	$29.25

Shares outstanding	151.8		151.9

Operating return on average equity and return on average equity

	Three months ended March 31
	2003			2002
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex OCI	w/OCI	Amount	Ex OCI	w/OCI
Net operating income	$106.6	10.5%	9.5%	$106.8	13.0%	12.4%
Net realized losses on investments, hedging instruments and hedged items, (excluding net realized gains and losses related to securitizations)	(34.6)	(3.4%)	(3.1%)	(3.1)	(0.4%)	(0.4%)
Discontinued operations, net of tax	—	0.0%	0.0%	2.2	0.3%	0.3%

Net income	$72.0	7.1%	6.4%	$105.9	12.9%	12.3%

Average equity, excluding OCI	$4,068.4			$3,287.3
Average OCI	422.1			167.2

Average equity	$4,490.5			$3,454.5

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com